EXHIBIT 99.1
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                    [Midwest Banc Holdings, Inc. Letterhead]

     PRESS RELEASE

For further information, please contact:
Edward H. Sibbald, Senior Vice President and Chief Financial Officer
(708) 865-1053

                      MIDWEST BANC HOLDINGS, INC. ANNOUNCES
                   EXECUTIVE MANAGEMENT CHANGES AND PROMOTIONS

(Melrose Park, IL-- May 4, 2000). Midwest Banc Holdings, Inc. (NASDAQ: MBHI), a community-based bank holding company, announced today Robert L. Woods has decided to retire as President and Chief Executive Officer effective July 1, 2000. Mr. Woods will serve as Vice Chairman of the Board of Directors of Midwest Banc Holdings, Inc. and will continue to assist management on acquisitions and investment portfolio management on a part-time basis in the future.

The Board of Directors of Midwest Banc Holdings, Inc. also announced that Brad
A. Luecke, President and Chief Executive Officer of Midwest Bank and Trust Company, was elected to succeed Mr. Woods as President and Chief Executive Officer of Midwest Banc Holdings, Inc. effective July 1, 2000. Mr. Luecke will also serve as Vice Chairman and Chief Executive Officer of Midwest Bank and Trust Company and continue as a director of certain subsidiaries of Midwest Banc Holdings, Inc.

In a related announcement, the Board of Directors of Midwest Bank and Trust Company elected Sheldon Bernstein to become President and Chief Operating Officer of Midwest Bank and Trust Company effective July 1, 2000. Mr. Bernstein currently serves as Executive Vice President-Lending for Midwest Bank and Trust Company.

E.V. Silveri, Chairman of the Board of Directors of Midwest Banc Holdings, Inc. and Midwest Bank and Trust Company, stated "Robert L. Woods has been our leader for the past 38 years. He built our company from $21 million in assets in 1968 to $1.3 billion today. Under his leadership, we have grown from a small, local neighborhood bank to become the ninth largest publicly traded bank holding company in Illinois. Going forward, we will continue to benefit from his advice and counsel in his new capacity as Vice Chairman."

He also noted that the election of Mr. Luecke and Mr. Bernstein represents a continuity of leadership and reaffirmation of the core business strategies that have proven successful for Midwest Banc Holdings, Inc. and its subsidiaries during the past several years. He stated "We are fortunate to have the management depth and experienced leaders within our organization who can assume new responsibilities and execute our proven strategies as an independent bank holding company in the future."

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Press Release for Immediate Distribution
Executive Management Changes and Promotions
Page 2 of 2

Robert L. Woods, 70, has spent 45 years in banking and 38 years with Midwest Bank and Trust and Midwest Banc Holdings, Inc. He was elected President of Midwest Bank and Trust in 1967 and served in that capacity until 1991 when he was succeeded by Mr. Luecke. He has served as President and Chief Executive Officer of Midwest Banc Holdings, Inc. since it was founded in 1983.

Brad A. Luecke, 49, was elected President and Chief Executive Officer of Midwest Bank and Trust Company in 1991. During his nine year stint as President, Midwest Bank and Trust Company has more than doubled its assets and tripled its net income. Previously, he spent 19 years with Citizens National Bank of Downers Grove in various management capacities including Chairman, President and Chief Executive Officer. Mr. Luecke received his B.S. degree in Finance at Bradley University in 1972.

Sheldon Bernstein, 53, joined Midwest Bank and Trust Company as Executive Vice President-Lending in December 1993. Under his leadership during the past six years, Midwest Bank and Trust Company has doubled its loan balances while maintaining excellent portfolio quality. Mr. Bernstein has 31 years banking experience, including seven years as an FDIC examiner, and 18 years in senior management positions at Capitol Bank and Park National Bank. He has a B.S. degree in Finance from The University of Illinois-Chicago and an M.B.A. in Financial Management from Loyola University.

Midwest Banc Holdings, Inc. provides a wide range of banking services, personal and corporate trust services, residential mortgage origination, insurance and limited securities brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The company's four principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank, Midwest Bank of McHenry County and Midwest Bank of Western Illinois.

This press release may contain certain "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with other publicly available information regarding the Company, copies of which are available from the Company upon request. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and should be considered in evaluating "Forward Looking Statements".

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